Exhibit 3.21

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SYLVAN LEARNING CORPORATION

SYLVAN LEARNING CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies to the Secretary of State of the State of Delaware that:

FIRST:                                                        The name of the corporation is Sylvan Learning Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of the State of Delaware on April 11, 1985 under Kinder Sub II, Inc.

SECOND:                                         This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”) was duly adopted and declared advisable by unanimous written consent of the Board of Directors of the Corporation in accordance with the applicable provisions of Section 141, 242, and 245 of the General Corporation Law of the State of Delaware.

THIRD:                                                   The stockholders of the Corporation duly adopted the Amended and Restated Certificate by written consent on accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

FOURTH:             The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST:                   Name.  The name of the Corporation is Post-Secondary Education Acquisition Corporation (the “Corporation”).

SECOND:              Registered Office and Agent.  The address of the registered office of the Corporation in the State of Delaware is located at 300 Delaware Avenue, 9th Floor-DE 5403, Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at that address is Griffin Corporate Services, Inc.

THIRD:                 Purpose.  The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided that the Corporation’s activities shall be confined to the management and maintenance of its intangible investments and the collection and distribution of the income from such investments or from the tangible property physically located outside Delaware, all as defined in, and in such manner as to qualify for exemption from income taxation under Section 1902 (b)(8) of Title 30 of the Delaware Code, or under corresponding provision of any subsequent law.

FOURTH:             Capital Stock.      The total number of shares of stock which the Corporation shall have authority to issue is one thousand shares. All such shares are to be Common Stock, par value $1.00 per share, and are to be of one class.

FIFTH:                  Indemnification.  (a) The Corporation shall to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director of officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expensed (including attorneys’ fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

(b)           Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if its ultimately determined that such person is not entitled to indemnification under this Article FIFTH, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

(c)           The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

(d)           The indemnification rights provided in this Article FIFTH (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders to disinterested directors or otherwise, and (ii) shall inure to the benefit of their heirs, executors and administrators of such persons.  The Corporation may, to the extent authorized from time to time and its Board of Directors, grant indemnification rights to other employees or agents of the Corporation o other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article FIFTH.

SIXTH:                  Limitations on Liability.  (a) No director of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, provided that the provision shall not limit the liability of a director for (i) any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful dividend payments or stock purchases or redemptions under section 174 of the Delaware General Corporation Law (or any successor provision of Delaware Law), or (iv) any transaction from which the director derived an improper personal benefit.

(b)           The directors of the Corporation shall be entitled, to the full extent permitted by Delaware law, as amended from time to time, to the benefits of provisions limiting the personal liability of directors.

(c)           No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such person occurring prior to such amendment.

SEVENTH:           Management of the Affairs of the Corporation.  (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon reserved to the stockholders by law, by this Certificate or by the Amended and Restated By-Laws of the Corporation (the “By-Laws”).

(b)           The number of members of the Board of Directors shall be set forth in the By-Laws of the Corporation. The directors need not be elected by ballot unless required by the By-Laws of the Corporation.

(c)           In the furtherance and not in limitation of the objects, purposes and powers prescribed here in and conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the By-Laws.

EIGHTH:              Meeting of Stockholder.     Meeting of the stockholders may be held within or without the State of Delaware, as the By-Laws may provide.

NINTH:                 Corporate Records.            The books of the Corporation shall be kept (subject to the provision contained in the General Corporation Law) in the State of Delaware at such place or places as may be designated from time to time by Board of Directors or in the By-Laws of the Corporation.

TENTH:                Right to Amend.               The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate and in any certificate amendatory hereof, in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights conferred upon stockholders or other hereunder or thereunder are granted subject to this reservation.

ELEVENTH:        Restrictions.          The Corporation shall have not power and may not be authorized by its stockholders or directors (i) to perform or omit to do any act that would cause the Corporation to lose its status as a corporation exempt from the Delaware Corporation income tax under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the correspondence provisions of any subsequent law, or (ii) to conduct any activities outside of Delaware which could result in the Corporation being subject to tax outside of Delaware.

TWELFTH:          This certificate shall be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHERE OF, the Corporation has caused it corporate seal to be affixed hereto and this Amended and Restated Certificate of Incorporation for Sylvan Learning Corporation to be signed by its President and attested to by its Secretary this 9th day of June, 2003.

ATTEST:	SYLVAN LEARNING CORPORATION

/s/ Robert W. Zentz	/s/ Stuart K. Adamson
Robert W. Zentz	Stuart K Adamson
Secretary	Vice President